                                                                      EXHIBIT 11


         A reconciliation of basic and diluted earnings per share for the three-month and nine-month periods ending September 30 follows:


                                                              Three months ended           Nine months ended
                                                                 September 30,               September 30,
                                                             2000          1999           2000          1999
                                                         -----------   -----------    -----------   -----------
     Net income (loss)                                   $ 5,459,000   $(1,179,000)   $14,581,000   $ 5,593,000
                                                         ===========   ===========    ===========   ===========

     Shares outstanding (Basic) (1)                       11,756,000    11,999,000     11,757,000    11,962,000
       Effect of dilutive securities - stock options         110,000       138,000         87,000       138,000
                                                         -----------   -----------    -----------   -----------
              Shares outstanding (Diluted)                11,866,000    12,137,000     11,844,000    12,100,000
                                                         ===========   ===========    ===========   ===========
     Net income (loss) per share
       Basic                                             $       .46   $      (.10)   $      1.24   $       .47
       Diluted                                                   .46          (.10)          1.23           .46

     (1) Shares outstanding have been adjusted for a 5% stock dividend in 2000.